Exhibit 23.1

The consolidated financial statements of Azul S.A. and the financial statements of TRIP Linhas Aéreas S.A., appearing in this Prospectus and Registration Statement have been audited by Ernst & Young Terco Auditores Independentes S.S., independent registered public accounting firm, with respect to Azul S.A., and Ernst & Young Terco Auditores Independentes S.S., independent auditors, with respect to TRIP Linhas Aéreas S.A., to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement. Such financial statements have been included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Ernst & Young Terco Auditores Independentes S.S.

São Paulo, Brazil

May     , 2013